McGraw Hill Financial Announces the Retirement of Robert P. McGraw and Sidney Taurel from its Board of Directors

NEW YORK, February 26, 2016-McGraw Hill Financial, Inc. (NYSE: MHFI) today announced that Robert P. McGraw and Sidney Taurel, who are distinguished, longtime members of the Company’s Board of Directors will retire from the Board at the Company’s 2016 annual meeting of shareholders and will not stand for re-election at that meeting.

The decision to retire by Mr. McGraw and Mr. Taurel, who have served as Directors since 1995 and 1996, respectively, reflects the increasing demands on their time by other commitments, including Mr. Taurel’s recent appointment as Chairman of Pearson plc and Mr. McGraw’s responsibilities as Chairman and Chief Executive Officer of Averdale Holdings, LLC.

“On behalf of the Board of Directors, I extend our deep gratitude to Bob and Sidney for their distinguished service and innumerable contributions to this Company over many years,” said Charles E. “Ed” Haldeman, Jr., Chairman of McGraw Hill Financial. “They have served the Company and our shareholders with extraordinary integrity and commitment.”

“Sidney and Bob have demonstrated outstanding leadership, and their contributions have greatly benefited the management team during a time of significant growth and transformation for our Company. Sidney’s extensive management skills and broad international experience provided the Company with a wealth of knowledge in leadership development, compensation and global strategic planning. Bob’s substantial experience in international operations and market development, with particular emphasis in Asia, provided the Company with unique insight into market activity in countries targeted for growth. Our Board and management team are grateful for the legacy of success established under the leadership of the McGraw family,” said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial.

Mr. McGraw is Chairman and Chief Executive Officer of Averdale Holdings, LLC, an international investment company. Prior to that, he held a number of senior management positions with McGraw-Hill. This year is Mr. McGraw’s 40th year with the Company. Mr. McGraw’s brother, Harold W. McGraw III, is Chairman Emeritus of the Company.

Mr. Taurel was appointed Chairman of Pearson plc, a global education company, in January 2016. He serves as Chairman Emeritus of Eli Lilly and Company, a global pharmaceutical company, and was Chairman of Eli Lilly from 1999 to December 31, 2008 and Chief Executive Officer from 1999 to March 31, 2008. He was also its President from 1996 through 2005. Mr. Taurel is a member of the Board of IBM Corporation.

About McGraw Hill Financial:
McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor's Ratings Services, S&P Global Market Intelligence, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 20,000 employees in 31 countries. Additional information is available at www.mhfi.com.

Contacts:

Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
(347) 419-4169 (mobile)
jason.feuchtwanger@mhfi.com

Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@mhfi.com